Exhibit 10.3
Mr. John Caloz

Dear Mr. Caloz:
     On behalf of CytRx Corporation (the “Company”), I am pleased to offer you the position of Chief Accounting Officer for CytRx Corporation. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.
     Your responsibilities will be those assigned to you from time to time by your supervisor, Mitchell Fogelman, including but not limited to those described in Schedule 1.
     You will be paid a semi-monthly salary of $8,333.33 less all applicable deductions, which is equivalent to a gross sum of $200,000.00 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy. You will also be eligible for a discretionary bonus opportunity, payable in cash, stock or any combination thereof. Any salary change and bonus will be determined by the Board of Directors of the Company based upon your personal performance, the Company’s financial performance, achieving your milestones and other factors. The determinations of the Board of Directors of the Company with respect to such bonus and any salary review shall be final and binding.
     The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental and vision insurance, subject to any eligibility requirements imposed by such plans. In addition, you will be entitled to three (3) weeks vacation your first year, in addition to the Company’s standard paid holidays, as such holidays may change from time to time.
     In connection with the commencement of your employment, the Board of Directors of the Company will grant you an option to purchase 75,000 shares of CytRx Common Stock (NASDAQ: CYTR) with an exercise price equal to the fair market value at the close of business on your first day of employment. This option shall vest over a three-year period, with one-third of the option shares vesting on each of the first three anniversaries of the first day of your employment. Vesting will, of course, depend on your continued employment with the Company. The option will be a non-qualified stock option and will be subject to the terms of the Company’s stock option plan and the Stock Option Agreement between you and the Company, a copy of which you will be required to execute as a condition of the grant. In addition, you will be required to comply with any Company policies governing securities trades by Company personnel.
     As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will become the property of the Company. As a condition of your employment, you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date (as defined below). We wish to impress upon you that we do not wish you to bring with you any confidential and proprietary material of any former employer or to violate any other obligation to your former employers. Also, by accepting this offer, you represent that you are not subject to any restrictions that prevent you from working at the Company.
     As a condition of employment, you will be required to authorize the Company to conduct a background investigation. This offer is contingent upon a positive outcome of such an investigation, as well as your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you will be terminated.
     Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. This is the full and complete agreement between us on this term.
     In the event that we terminate you without “cause” (as defined in Attachment A) we agree to pay you severance equal to 26 weeks salary as of the date of your termination.
     You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. You agree to abide by the Company’s strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.
     While you render services to the Company you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     You agree that there were no promises or commitments made to you regarding your employment with the Company except as set forth in this letter. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer and to acknowledge that you have read, understood and agreed to the terms and conditions of this offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement, on or before Monday, October 29, 2007. The Company requests that you begin work in this new position on or before Friday, October 26, 2007. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).

Very truly yours, CYTRX CORPORATION.
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chief Executive Officer

I HAVE READ AND I UNDERSTAND THE TERMS OF THE OFFER SET OUT ABOVE. AS INDICATED BY MY SIGNATURE BELOW, I ACCEPT THE OFFER AS OUTLINED ABOVE. I FURTHER ACKNOWLEDGE AND AGREE THAT, AS A CONDITION OF MY EMPLOYMENT, FROM TIME TO TIME, I MAY BE REQUIRED TO REVIEW AND ACKNOWLEDGE OTHER DOCUMENTS WHICH MAY INCLUDE, WITHOUT LIMITATION, THE COMPANY’S EMPLOYEE HANDBOOK AND POLICIES GOVERNING SECURITIES TRADES BY COMPANY PERSONNEL. NO FURTHER COMMITMENTS WERE MADE TO ME AS A CONDITION OF EMPLOYMENT:

John Caloz
/s/ JOHN CALOZ
Signature

October 26, 2007
Date
Anticipated Start Date: October 26, 2007
Attachment A: Definition of “Cause”
Attachment B: Confidential Information and Invention Assignment Agreement